May 14, 2026

Dane Almassy
Via Personal Email

Dear Dane:

This Confidential Separation and General Release Agreement (the “Agreement”) is made and entered into by and between Dane Almassy, for yourself, your family, your beneficiaries and anyone acting for you) (“you” or “your”) and Local Bounti Corporation and its subsidiaries (together, the “Company”), (collectively, the “Parties”).
    WHEREAS, you have been employed at-will by the Company as Chief Commercial Officer since August 25, 2025;
    WHEREAS, you have been concurrently employed by Insperity PEO Services, L.P. (“Insperity”) for the purposes of administering payroll and benefits;
WHEREAS, you entered into an employment agreement with the Company on or about July 15, 2025 (the “Employment Agreement”);
WHEREAS, under the Employment Agreement, you are entitled to certain severance payments upon the involuntary termination of your employment for a reason other than Cause, contingent upon your compliance with the terms and conditions therein, including your timely execution of a separation agreement and release of claims;
WHEREAS, your employment with the Company ended effective May 14, 2026 (the “Termination Date”); and
    WHEREAS, to facilitate your transition from employment at the Company, it is the Parties’ mutual wish to fully and finally set forth the terms of your separation.
    NOW THEREFORE, in consideration of the representations, promises, covenants, agreements and acknowledgments made herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
490 Foley Lane, Hamilton, MT 59840     localbounti.com

1.Separation Benefits. Subject to, and in consideration for, your timely execution of this Agreement, and provided you do not revoke it and you comply with all of the terms and conditions of this Agreement, including but not limited to your release of claims and compliance with your continuing obligations as described herein, the Company will provide you with the following, pursuant to Section 6(a) of your Employment Agreement:
a.     The Company will pay you the gross amount of $175,000, less all applicable taxes, withholdings and other required deductions (the “Separation Payment”). This amount is equivalent to approximately 6 months of your current base salary. You will receive the Separation Payment in installments in accordance with the Company’s regular payroll procedures at a rate equal to your current base salary, less all required tax withholdings and other applicable deductions. The Company will begin making the Separation Payment installments to you within sixty (60) days after the Termination Date, provided that (i) the Company has received this Agreement executed by you within the timeframe specified in Section 24 of this Agreement; and (ii) you have not revoked this Agreement.

    b.     If you elect continuation coverage pursuant to COBRA, for you or your eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to the Termination Date) until the earlier of (A) a period of 6 months from the Termination Date, or (B) the date upon which you and/or your eligible dependents become covered under similar plans (“COBRA Reimbursement”). Notwithstanding the foregoing, if the Company is not subject to the requirements of COBRA, the COBRA reimbursements described in this Section 1(d) will be made to you as if you had been entitled to and elected COBRA coverage within the applicable time period. COBRA reimbursements will be made to you by the Company consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to you or the Company under either Section 105(h) of the Code or the ACA.

    c.     The Parties acknowledge and agree that the Separation Payment and COBRA Reimbursement, combined and/or standing alone, constitute good and valuable consideration for your release of claims set forth herein. You acknowledge and agree that you are not entitled to the Separation Payment or COBRA Reimbursement and that but for this Agreement – which is provided pursuant to Section 6(a) and Section 7 of your Employment Agreement, you would not be entitled to any such payment or benefit.

    d.    The Company will report the payment above to the IRS as required by law. You acknowledge that you have not relied on any statements or representations by the Company with respect to the tax treatment of the payment described in this section. You are solely responsible for all tax reporting obligations and you agree to pay all local, state, and federal income taxes, penalties, interest, fines or other assessment incurred or owed by you, if any, in connection with the Separation Payment, the COBRA Reimbursement or this Agreement. You agree to indemnify and hold harmless the Company against any liabilities, assessment of taxes, penalties, interest, fines, costs, and expenses, arising out of the Separation Payment, the COBRA Reimbursement or this Agreement.

    e.    You agree that the Separation Payment and the COBRA Reimbursement to be provided under the terms of this Agreement is due solely from the Company and that no other party has any obligation to pay or provide the additional payment or benefit, even though this payment may be processed through Insperity.

    f.    The separation benefits provided pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding any other provision of this Agreement, payments and benefits provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments or benefits under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments or benefits to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

2.General Release.
a.Except as otherwise stated in this Agreement, and in consideration for all of the promises and covenants herein, including the Separation Payment and COBRA Reimbursement, you knowingly and voluntarily waive and release to the maximum extent permitted by applicable law any and all claims or causes of action to date, whether known or unknown, against the Company and Insperity and/or their respective current and former parent companies, predecessors, successors, past, present or future subsidiaries, affiliated companies, investors, branches or related entities, (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, stockholders, shareholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, all actions, suits, claims, demands, liabilities, grievances, charges, injuries, losses, costs, contracts, equity, stock, stock options, ownership interest, profit share, management fees, promises, judgments, awards, orders, executions, and other legal responsibilities, of any form or nature whatsoever, and/or any causes of action of whatever kind or character, whether known or unknown, suspected or unsuspected, unforeseen, unanticipated, or latent, which you ever had, now has, or which your heirs, assigns, executors or administrators hereafter can, shall or may have, arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, or other subject matters, based on facts occurring prior to the time you execute this Agreement (“Released Claims”).
b.The Released Claims include, but are not limited to any claims, causes of action, rights, actions, suits, charges, or disputes that have been or could have been asserted against any one of the Released Parties arising out of, in connection with, or in any way related to your employment with or separation from the Company, including but not limited to any and all compensation, pay, salary, wage, overtime, holiday pay, vacation, paid time off (PTO), bonuses, commissions, allowances, equity, meal and rest period violations or premiums, off the clock work, expenses/reimbursements, wage statements, employee benefits, sick/vacation pay, severance pay, retention pay, paid leave benefits, any other wage and hour related claims, benefits, equity, incentives, stock, stock options, restricted stock units, or other equity securities of the Company, penalties, insurance, or profit sharing.

c.Without limiting the foregoing, and by way of examples only, the Released Claims also extend to any and all claims for alleged: (i) violation of the National Labor Relations Act (NLRA) (to the extent permitted by law), Title VII of the Civil Rights Act (Title VII), the Equal Pay Act (EPA), the Americans With Disabilities Act of 1990 (ADA), the Age Discrimination in Employment Act (ADEA), the Older Worker Benefit Protection Act (OWBPA), the Employee Retirement income Security Act (excluding vested benefits) (ERISA); the Rehabilitation Act, the Occupational Safety and Health Act (OSHA), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA), the New York State Human Rights Law, the New York Labor Law (including but not limited to the New York State Worker Adjustment and Retraining Notification Act, New York Whistleblower Law, the New York Off Duty Conduct Lawful Activities Discrimination Law, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York State Correction Law, the New York State Civil Rights Law, and Section 125 of the New York Workers’ Compensation Law, (all as amended); (ii) discrimination, harassment or retaliation based on any protected basis, including but not limited to age, ancestry, citizenship, color, concerted activity, mental or physical disability, ethnicity, gender, gender identity or expression, medical condition (including cancer and genetic characteristics), genetic information, immigration status, jury duty, leave rights, family care or medical leave status or the denial of family and medical care leave, marital status, domestic partnership status, military status, national origin, parental status, political affiliation, protected off-duty conduct, race, religious creed (including religious dress and grooming practices), sex, sexual orientation, union activity, veteran status, or any other basis protected by applicable federal, state or local law, rule, ordinance or regulation; (iii) any whistleblower or retaliation claims on the basis of any protected activity or other protected basis; (iv) breach of any express or implied promise, contract or agreement, or breach of the implied covenant of good faith and fair dealing, fiduciary breach, interference with contractual or other legal rights, promissory estoppel, or intellectual property or other proprietary rights; (v) any tort or common law claims, including wrongful discharge, intentional or negligent infliction of emotional distress, loss of consortium, negligence, fraud, misrepresentation, defamation, slander, libel, interference with prospective economic advantage, assault or battery, personal injury, safety violation, retaliatory, wrongful, or constructive discharge, background check violations, posting or records-related violations; (vi) any other federal, state or local statutory or common law claims seeking monetary or equitable relief, including but not limited to compensatory, emotional or mental distress damages, punitive or liquidated damages, backpay, frontpay, attorney fees, costs, interest or penalties from any of the Released Parties. All such claims, liabilities or causes of action (including, without limitation, claims for related attorneys’ fees and costs) are forever barred by this Agreement, regardless of the forum in which they may be brought. The Parties intend for this release to be as broad as possible.

d.Notwithstanding the foregoing, you do not waive or release any claim which cannot be waived or released by private agreement. This waiver and release does not apply to any claims that cannot be released as a matter of law, such as claims for workers compensation and unemployment benefits. Further, nothing in this Agreement precludes you from filing a charge or complaint with, communicating with, or participating in any investigation or proceeding before any government agency or body (such as the SEC, OSHA, NLRB, EEOC, NYSDHR, or any other federal, state or local agency charged with the enforcement of any employment or other applicable laws) and you do not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government. Nor does anything in this Agreement limit your rights to file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you are entitled, or to communicate with law enforcement or our attorney. However, you understand that by signing this Agreement, you waive the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, NYSDHR, or any other state or local agency on your behalf to the fullest extent permitted by law, but expressly excluding any monetary award or other relief available from the SEC/OSHA, including an SEC/OSHA whistleblower award, or other awards or relief that may not lawfully be waived. This General Release covers only those claims that arose prior to your execution of this Agreement. As set forth herein, you may file suit to enforce this Agreement or to challenge its validity under the ADEA.
e.To the extent the release and covenant not to sue in this Agreement expressly extends to Released Parties that are not signatories to this Agreement, it is expressly declared to be for their benefit and use.
f.If any portion of this General Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.
3.Representations & Warranties.
a.You represent and warrant that you shall not and have not filed or otherwise initiated any legal action or administrative proceeding of any kind against the Company or any of the Released Parties that relate to any actions or conduct occurring prior to the execution of this Agreement, except for any such claims that cannot be waived in a private agreement. You agree that if you do file such an action or proceeding, irrespective of the forum, the Separation Payment and COBRA Reimbursement made under this Agreement shall constitute full and complete consideration for your release of claims.
b.You represent and warrant that you have not assigned, transferred, sold, or hypothecated any of the Released Claims.

c.You represent and warrant you have not made any claims or allegations related to sexual harassment, sex discrimination, or sexual abuse at the Company and that none of the payments set forth in this Agreement are related to sexual harassment, sex discrimination, or sexual abuse.
d.You represent and warrant that there are no liens or encumbrances on the Separation Payment or COBRA Reimbursement.
e.You represent and warrant that you have been timely paid all of your Base Compensation earned through the Termination Date and any other Accrued Benefits as described in Paragraphs 5 and 6(a)(i) of your Employment Agreement. This includes but is not limited to compensation, wages, bonuses, commissions, vacation time, paid time off (PTO), or any other benefits. You acknowledge and agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company in connection with your employment other than the benefits required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) and/or similar state law, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement. You further affirm that you have no unreimbursed business expenses.
f.You represent and warrant you have been granted all leave (paid or unpaid) to which you are entitled, that you have not been discriminated or retaliated against due to your exercise of rights, if any, under the Family and Medical Leave Act or any state or local leave laws. You further affirm that you did not suffer any known injury or occupational disease covered by workers’ compensation in the course and scope of your employment with the Company.
g.You represent and warrant that you were advised to consult with an attorney before signing this Agreement.
4.Promise Not to Sue. This Agreement is expressly conditioned upon your covenant not to file any claim against the Company or the Released Parties for any of the claims released above. You further agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law or permitted as set forth herein. You understand that this is an affirmative promise by you not to sue any of the Released Parties, which is in addition to your general release of claims. If you sue one of the Released Parties in violation of this Agreement, irrespective of the forum, you agree that: (i) the Released Parties, or any one of them, will be entitled to apply for and receive an injunction to restrain any violation of this Agreement; (ii) you shall be required to pay that Released Party’s reasonable attorney fees and other litigation costs incurred in defending against your suit and enforcing the terms of this Agreement; and (iii) the Company can require you to return all but $100.00 of the Separation Payment and benefits provided to you under this Agreement. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Agreement.
5.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company or the Released Parties of any liability, wrongdoing, or violation of law.

6.Confidential Information Acknowledgments and Continuing Obligations. You agree and acknowledge as follows:
a.    Nondisclosure of Company Information. In connection with your employment with the Company, you learned and were exposed to the Company’s Confidential Information (as defined below) and to Third-Party Information (as defined below). At all times during the term of your employment, you certify that you held all such Confidential Information and Third-Party Information in strictest confidence and have not (i) used any Confidential Information or Third-Party Information for any purpose except for the benefit of the Company to fulfill your employment obligations; or (ii) disclosed any Confidential Information or Third-Party Information to any third party without the prior written authorization of the Board of Directors of the Company. You acknowledge and agree that all Confidential Information is and will remain the sole property of the Company and that you will continue to hold it in strictest confidence after the Termination Date. You certify that you have taken (and, after the Termination Date, will continue to take) all reasonable and necessary precautions to prevent any unauthorized disclosure of Confidential Information and Third-Party Information.
i.    The term “Confidential Information” means any non-public information that relates to the actual or anticipated business, research, or development of the Company and any proprietary information, technical data, trade secrets, and know-how of the Company, disclosed to you by the Company, directly or indirectly, in writing, orally, or by inspection or observation of tangible items. Confidential Information includes, but is not limited to, Company research, competitive strategy, product plans, products, services, customers, customer lists, suppliers, supplier lists, markets, pricing, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information. Confidential Information does not include any information that (a) was publicly known and made generally available in the public domain prior to the time the Company disclosed the information to you, (b) became publicly known and made generally available, after disclosure to you by the Company, through no wrongful action or inaction by you or by others who were under confidentiality obligations or (c) was in your possession, without confidentiality restrictions, at the time of disclosure by the Company, as shown by your files and records.
ii.    The term “Third-Party Information” means confidential or proprietary information shared by third parties with the Company, which the Company had a duty to maintain the confidentiality thereof and only use for certain limited purposes.
iii.    You acknowledge that violation of this Agreement by you may cause the Company irreparable harm, and therefore you agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, that a

$1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.
iv.    Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. To the extent legally permissible, you shall promptly provide reasonable advance written notice of any such order to an authorized officer of the Company. Without limiting the generality of the foregoing:
A.    Nothing in this Agreement prohibits or restricts you (or your attorney) from communicating with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other applicable regulatory authority regarding a possible securities law violation.
B.    Nothing in this Agreement prohibits or restricts you from exercising protected rights, including without limitation those rights granted under Section 7 of the National Labor Relations Act to the extent expressly permitted, or otherwise disclosing information as permitted by applicable law, regulation, or order.
C.    The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
7.Non-Disclosure. To the extent permitted by law, you agree that you have not and will not disclose to others the existence of this Agreement or its terms, verbally or in writing, by any means. To the extent permitted by law, you have not disclosed and will not disclose any term of this Agreement, including any payment under this Agreement, to anyone except to your immediate family members, or to your attorney, financial advisors, or accountant in order for such individuals to render services to you. Each of them is bound by this provision, and a disclosure by any of them is a disclosure by you. This provision is a material term of this Agreement. However, nothing in this Section or this Agreement limits your ability to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice.

8.Non-Disparagement. You agree that you will not orally or in writing disparage, criticize, make negative statements, or otherwise undermine the reputation of the Company or any of the Released Parties, or encourage or induce others to disparage, criticize, make negative statements, or otherwise undermine the reputation of the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements on social media or the internet, or to any person or entity including, but not limited to, the press and/or media, current or former employees, partners or principals of the Company or any entity with whom the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Released Parties. Nothing in this Section or this Agreement shall prohibit you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, or from discussing the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
9.Liquidated Damages. In the event you breach the obligations in Section 6 Confidential Information Acknowledgments and Continuing Obligations; Section 7 Non-Disclosure, and/or Section 8 Non-Disparagement of this Agreement, you agree that damages for the breach of such obligations would be and are difficult to ascertain. You therefore agree to pay the Company or the Released Parties $10,000 as liquidated damages for each and every such breach of such obligations, representing a sum that each party agrees is reasonable in light of the circumstances existing at the time of this Agreement. The Company and the Released Parties are entitled to any other available remedies at law.
10.Enforcement. You acknowledge and agree that if you breach or threaten to breach this Agreement, the Company shall be entitled to preliminary and permanent injunctive relief plus attorneys’ fees the Company incurs in enforcing this Agreement, unless otherwise expressly provided elsewhere in this Agreement, plus any additional relief determined to be appropriate.
11.Return of Company Property. You hereby warrant that you have returned to the Company any and all property of the Company or any of its affiliates in your possession or control, including, without limitation, equipment, documents and correspondence (in paper and electronic form, created or received by you as part of your employment with the Company or any of its affiliates), files, data, employee information, business plans, emails, customer, vendor or supplier lists, financial data, security access cards, and credit cards, or, if incapable of being returned, you have deleted, destroyed and finally purged all property of the Company or any of its affiliates that you stored in electronic form or media (including, but not limited to, any property of the Company or any of its affiliates stored in a cloud environment or in your personal computer, USB drives or in any other device that will remain in your possession or control after the date of this Agreement). Your receipt of the Separation Payment and COBRA Reimbursement offered under this Agreement are contingent upon compliance with this provision.
12.Transition and Cooperation. Upon reasonable notice, you agree to cooperate with the Company and/or any of the Released Parties and its or their legal counsel in connection with any current or future investigation or litigation relating to any matter with which you were involved or of which you have knowledge.
13.Whistleblowing. You agree that (i) no one interfered with your ability to report within the Company possible violations of any law, and (ii) it was the Company’s policy throughout your employment to encourage such reporting.

14.Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to your employment or termination of employment with the Company, this Agreement, or any alleged breach of this Agreement, shall be resolved by final, binding and confidential arbitration before a single neutral arbitrator in Westchester County, New York (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Employment Arbitration Rules & Procedures, which can be reviewed at https://www.jamsadr.com/rules-employment-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge and understand that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge in court or by administrative proceeding. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing, except for the initial filing fee. However, you will not be required to pay any amount in initial filing fees more than what you would be required to pay to file a lawsuit, or to take your dispute to another administrative body. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees and costs to the prevailing party. Any arbitral award shall be final and binding on the parties and may be entered as a judgment in a court of competent jurisdiction. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. Both Parties are bound by this agreement to arbitrate, but it does not include disputes, controversies or differences which may not by law be arbitrated. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act. By signing this Agreement, you acknowledge you have read this paragraph and agree with the arbitration provision.
15.No Reliance. The Parties represent and acknowledge that in executing this Agreement, they do not rely and have not relied upon any representation or statement made (or any material facts omitted) by the other party or the other party’s agents, attorneys, employees, officers, directors, or representatives with regard to the subject matter, basis or effect of this Agreement, other than those specifically stated in this Agreement.
16.Waiver. The waiver of any of the provisions of this Agreement by either Party shall not operate or be construed as a waiver of any subsequent or simultaneous breach.
17.Entire Agreement. This Agreement, together with any exhibits and other documents expressly referenced herein, constitutes the entire agreement between the Parties and supersedes any prior agreements, contracts, or understandings between the Parties. For the avoidance of doubt, nothing in this Agreement modifies, supersedes, voids, or otherwise alters your Employee NonDisclosure, Non-Solicitation, Confidentiality and Developments Agreement with the Company, as attached hereto as Exhibit A, which shall remain in full force and effect. This Agreement may only be modified or altered in a written document signed by you and an authorized representative of the Company.
18.Governing Law. This Agreement shall be construed and interpreted under federal law if that law governs, and otherwise in accordance with the laws of the State of New York.

19.Construction and Headings. In any construction of this Agreement, the same shall not be construed against either party on the basis that the party was the drafter. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.
20.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
21.Successors and Assigns. This Agreement shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. You expressly warrant that you have not transferred to any person or entity any right, cause of action, or claim released in this Agreement, and that you are fully empowered to enter into this Agreement.
22.Knowing and Voluntary Agreement. You acknowledge and agree you are forty years old or older, and thus have been advised of and acknowledge the following: (i) you have carefully read and fully understand all provisions of this Agreement; (ii) you are receiving valid consideration for this Agreement that is in addition to anything of value to which you are already entitled; (iii) this Agreement does not waive rights or claims that may arise after it is executed; (iv) by signing this Agreement, you are waiving rights under the ADEA (and as amended by the OWBPA); (v) you have been advised and given the opportunity to consult with an attorney of your choice before signing this Agreement; (vi) you were given at least twenty-one (21) days to consider this Agreement before signing it, that you may choose to sign the Agreement in a shorter time, but if you do so, you acknowledge that any such signing is done on a knowing and voluntary basis; and (vi) you may revoke this Agreement at any time up to seven (7) days after signing this Agreement. The Agreement shall not become effective until the revocation period has expired.
23.Revocation. You have a full seven (7) days following the execution of this Agreement to revoke this Agreement. To revoke, you must deliver a written or electronic statement of revocation to Margaret McCandless at ___ no later than 11:59 p.m. on the seventh (7th) day after you signed this Agreement. If you revoke within seven (7) days, you will receive no benefits under this Agreement. In the event you do not exercise your right to revoke this Agreement, the Agreement shall become effective on the eighth (8th) calendar day immediately following the seven-day revocation period described above (“Effective Date”).
24.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.
[remainder of page intentionally left blank]

To accept this Agreement, you must sign and date this Agreement and return it to me either: (i) in person; (ii) sent via a national recognized overnight courier service; or (iii) sent via email within 21 days from the date of this letter. Failure to do so will result in this Agreement being revoked.

Sincerely,
LOCAL BOUNTI CORPORATION
By:
(Signature)
Name:    Kathleen Valiasek
Title:    President and Chief Executive Officer
                     Address: 490 Foley Lane, Hamilton, MT 59840

My agreement with the terms and conditions of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily and without coercion, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement. I am aware that this Agreement includes a release of all known and unknown claims. By signing below, I agree I had the opportunity to negotiate this Agreement with the Company and this Agreement shall not be construed for or against either party as a drafter of its terms. I further agree that I was advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing below.

Signed:                              Dated:
     Dane Almassy